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                                                                    EXHIBIT 23.2

DRAFT

August 4, 1998

Board of Directors
BankAmerica Corporation
555 California Street
San Francisco, California  94104

                      Re: Joint Proxy Statement-Prospectus

Ladies and Gentlemen:

     Reference is hereby made to our opinion letter (The "Opinion Letter") dated August 4, 1998 relating to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $1.5625 per share ("BankAmerica Common Stock"), of BankAmerica Corporation ("BankAmerica") of the exchange ratio of 1.1316 shares of common stock, without par value, of NationsBank Corporation ("NationsBank") to be received for each share of BankAmerica Common Stock pursuant to the merger (The "Merger") contemplated by the Agreement and Plan of Reorganization dated as of April 10, 1998 by and between NationsBank and BankAmerica.

     The Opinion Letter is for the information and assistance of the Board of Directors of BankAmerica in connection with its consideration of the Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other documents, except in accordance with our prior written consent.

     In that regard we hereby consent to the reference to the Opinion Letter under the captions "SUMMARY--Opinions of Financial Advisors," "THE MERGER--Background of the Merger" and "THE MERGER--Opinion of BankAmerica's Financial Advisor" and to the inclusion of the Opinion Letter in the Registration Statement on Form S-4 of NationsBank dated August 4, 1998 which includes the Joint Proxy Statement-Prospectus filed in connection with the Merger. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                               Very truly yours,


                               /s/ Goldman, Sachs & Co.
                               -------------------------
                               (GOLDMAN, SACHS & CO)